Daniel Kennedy

AGREEMENT AND RELEASE

SLM Corporation and its subsidiaries, predecessors, successors, and affiliates (collectively "SLM") and I, **Dan Kennedy**, have reached the following understanding and agreement. In exchange for the Plan Benefits and Other Consideration listed below, I agree to comply fully with the terms of this Agreement and Release ("Agreement and Release"). In exchange for my agreement, SLM agrees to provide me with the Plan Benefits and Other Consideration listed below, to which I am not otherwise entitled.

Effective as of the close of business on March 1, 2023 (the "Effective Date"), my employment or service with respect to any and all offices and titles, board of directors (or similar governing bodies), committees and any positions I may hold with SLM or any subsidiary of SLM, including Sallie Mae Bank (the "Bank"), shall terminate automatically and without further action by the parties or any person or entity.

(1) **Plan Benefits and Other Consideration:**

(a) **Rehiring**: If I am rehired as an employee of SLM or any of its subsidiaries or affiliates within twelve (12) months following the Effective Date, I hereby agree to repay the Plan Benefits, divided by twelve (12) multiplied by the number of months remaining in the twelve (12) month period following my termination, adjusted and reduced by the amount of taxes paid and withheld on that sum, within 30 days after rehire, as a condition of rehire to SLM or any of its subsidiaries, successors or affiliates.

(b) **Plan Benefits**: Unless I have revoked this Agreement and Release pursuant to Section (8) and provided I remain in compliance with the terms of this Agreement and Release and the SLM Corporation Executive Severance Plan for Senior Officers (the "Plan"), SLM will pay me (or my estate, in the event of my death prior to when payment is made of the Plan Benefits) severance in the total amount of **$1,225,740.63**, less withholding taxes and other deductions required by law, paid in a lump-sum payment pursuant to the Plan which has been calculated as follows: (i) **$1,072,850.00**, which represents the sum of (A) my base salary of **$489,250.00** as of the Effective Date and (B) my Average Bonus of **$583,600.00** (together, the "Cash Severance"); and (ii) **$152,890.63**, which represents my target bonus for 2023, prorated to reflect three (3) months for which I will have been employed in 2023 as of the Effective Date (the "Target Bonus," and, together with the Cash Severance, the "Plan Benefits"). The value of the Average Bonus is subject to change based on the relative achievement of SLM's performance metrics through the Effective Date. For the avoidance of doubt, the Target Bonus set forth herein will be paid in lieu of, and not in addition to any annual incentive bonus I would otherwise have been entitled to receive under the SLM Corporation Executive Annual Incentive Plan. The Plan Benefits will be made in a lump sum no earlier than the eighth (8th) calendar day following my execution of the Agreement and Release and no later than the thirtieth (30th) day following my execution of the Agreement and Release.

(c) **Medical/Dental/Vision Continuation**: My current medical, dental and vision coverage will continue through the end of the month of my termination. The first day of the month following my Termination Date, April 1, 2023, I may be eligible to continue my current

medical, dental and vision coverage through the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). If I become eligible for coverage under any other group health plan which does not contain an exclusion or limitation with respect to preexisting conditions of me or my beneficiaries, I may not be eligible for COBRA continuation coverage under SLM's medical, dental and/or vision plans. If I am eligible and I properly elect COBRA continuation coverage, SLM will pay the employer portion of the total cost of my medical, dental and vision insurance premiums until the earlier of (i) the last day of the period from April 1, 2023 through March 31, 2024 and (ii) such date I become eligible to obtain coverage under medical, dental and/or vision insurance plans of a subsequent employer (the "COBRA Benefit"). Following March 31, 2024, I may continue my medical, dental and vision coverage under COBRA at the then current full employee contribution amounts which will be higher than the previous costs of coverage. I may have the right to continue remaining under COBRA medical, dental and vision coverage at the full expense for a maximum period of 18 months from the last day of the month following my termination of employment. If payment of such premiums would result in excise tax or other penalties imposed on SLM, a dollar amount equal to such premiums that SLM would have paid under this Section (1)(c) during the applicable payment period shall be paid to me, instead of such premium, as additional cash severance pay.

(d) **Benefit Programs**: Effective on the Effective Date, I waive future coverage and benefits under all SLM disability programs, but this Agreement and Release does not affect my eligibility for other SLM medical, dental, life insurance, retirement, and benefit plans. Whether I sign this Agreement and Release or not, I understand that my rights and continued participation in those plans will be governed by their terms, and that I generally will become ineligible for them shortly after the Effective Date, after which I may be able to purchase continued coverage under certain of such plans. I understand that except for the benefits that may be due under the 401(k) plans, deferred compensation, equity or pension plans to which I may be entitled under SLM's standard employee benefit plans and any accrued but unused Paid Time Off ("PTO"), that I will not receive any other wage, PTO, or other similar payments from SLM or any of the entities discussed in Section (2). I understand and agree that if I owe any amounts to SLM due to a negative PTO balance, I will pay those amounts within one week of my termination. I will retain whatever rights I may have under SLM's equity programs (such as stock options or restricted stock), subject in all respects to the terms and provisions of the SLM stock plan under which they are issued, the applicable terms and conditions of such plan, and the option agreement or certificates.

(e) **Outplacement**: I will be eligible to receive, at my option, professional outplacement services from Oi Partners, an outplacement firm that has pre-negotiated services through SLM to assist me in seeking a new position in an amount of up to $15,000. Information related to the firms will be provided to me separately (the "Outplacement Benefit," and, together with the COBRA Benefit, the "Other Consideration").

(f) **Equity Awards**: Each unvested equity award has been granted pursuant to the SLM Corporation 2012 Omnibus Incentive Plan or the SLM Corporation 2021 Omnibus Incentive Plan (the "Omnibus Incentive Plans"), and has been evidenced by a term sheet and award agreement setting forth the terms and conditions of such equity award (the "Award Agreement"). I acknowledge that, in connection with this Agreement, my outstanding unvested equity awards will continue to be subject to the terms and conditions, including such vesting conditions, set forth in the applicable underlying Award Agreements. Whether I sign this Agreement or not, I understand that my rights to the equity awards and continued participation

in the Omnibus Incentive Plans will be governed by the terms of the Omnibus Incentive Plans and the applicable Award Agreements.

(g) **Section 409A**: I acknowledge and agree that, to the extent that I may be a "specified employee" (as such term is defined under Section 409A(a)(2)(B)(i) of the Code), a portion of the payments and/or benefits that I may receive under this Agreement and Release may be subject to an additional tax under Section 409A(a)(1)(B) of the Code unless the commencement of such payments and/or benefits will be delayed until the earlier of (x) the date that is six months following the Effective Date or (y) the date of my death.

(2) **Release:** In consideration of the Plan Benefits and Other Consideration described above in Section (1), I agree to release SLM, and all of its subsidiaries, affiliates, predecessors, successors, and all related companies, and all of its former and current officers, employees, directors, and employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs) of any of them (collectively "Released Parties") from all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which I now have or may have had through the date I sign this Agreement and Release except claims that the law does not permit me to waive by signing this Agreement and Release. For example, I am releasing all common law contract, tort, or other claims I might have, as well as all claims I might have under the Age Discrimination in Employment Act (ADEA), the Worker Adjustment and Retraining Notification Act of 1980 (including any state or local equivalents), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, National Labor Relations Act (NLRA), the Americans with Disabilities Act (ADA), Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 (ERISA), Genetic Information Nondiscrimination Act ("GINA") of 2008, individual relief under the Sarbanes-Oxley Act of 2002 or The American Recovery and Reinvestment Act of 2009, or individual relief under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Delaware Labor and Civil Rights laws including, but not limited to the Delaware Fair Employment Practices Act – Del. Code Ann. tit. 19, §710 et seq.; Delaware Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim – Del. Code Ann. tit. 19, §2365; Delaware AIDS Testing ConfidentialityAct – Del. Code Ann. tit. 16, §1201 et seq.; Delaware Equal Pay Law – Del. Code Ann. tit. 19, §1107A;Delaware Persons with Disabilities Employment Protections Act – Del. Code Ann. tit. 19, §720 et seq.;Delaware Whistleblowers' Protection Act – Del. Code Ann. tit. 29, §1701 et seq.; Delaware Wage Payment and Work Hour Laws; Delaware Discrimination in Employment Act - Del. Code Ann. tit. 19, §710 et seq.; Delaware Medical Marijuana Act - Del. Code Ann. tit. 16, §4901A et seq.; Delaware Workplace Fraud Act - Del. Code Ann. tit. 19, §3501 et seq.; Delaware False Claims and Reporting Act- Del. Code Ann. tit. 6, §1201 et seq.; Delaware Clean Indoor Air Act - Del. Code Ann. tit. 16, §2901 etseq.; Delaware Employment First Act - Del. Code Ann. tit. 19, §740 et seq.; Victims' Bill of Rights laws;Right to Inspect Personnel Files law, Del. Code Ann. tit. 19, §730 et seq., all federal and state whistleblower law claims to the maximum extent allowed by law, and any other federal, state or local laws. Except as required by law or as set forth in this Agreement and Release, I further waive any right to payment of attorneys' fees, which I may have incurred. It is understood and agreed that by entering into this Agreement and Release, SLM does not admit any violation of law, or any of employee's rights, and has entered into this Agreement and Release solely in the interest of resolving finally all claims and issues relating to my employment and separation.

SLM and I, the Parties ("Parties"), expressly agree however, that nothing in this Agreement and Release shall preclude my participation as a member of a class in any suit or regulatory action brought against the Released Parties arising out of or relating to any alleged securities violations or diminution in the value of SLM securities.

SLM agrees that the release under this Section (2) shall not cover, and I reserve and do not waive, my rights, directly or indirectly to seek further indemnification and/or contribution under the By-Laws of SLM.

(3) **Covenant Not To Sue**: I agree not to sue the Released Parties with respect to any claims, demands, liabilities or obligations released by this Agreement and Release. The Parties agree, however, that nothing contained in this covenant not to sue or elsewhere in this Agreement and Release shall:

(a) prevent me from challenging, under the Older Workers Benefits Protection Act (29 U.S.C. § 626), the knowing and voluntary nature of my release of any age claims in this Agreement and Release before a court, the Equal Employment Opportunity Commission ("EEOC"), or any other federal, state, or local agency;

(b) prevent me from enforcing any future claims or rights that arise under the Age Discrimination in Employment Act ("ADEA") after I have signed this Agreement and Release; or

(c) prohibit or restrict me from: (i) making any disclosure of information required by law; (ii) filing a charge, initiating, making disclosures, testifying in, providing information to, or assisting in an investigation or proceeding brought by or to any governmental or regulatory body or official, or in any judicial or administrative action; (iii) communicating directly with and providing information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission or any other governmental or regulatory body or official regarding possible legal violations, without disclosure to SLM; (iv) making disclosures that are required or protected under the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, and any other law, rule or regulation, subject to the jurisdiction of the Securities and Exchange Commission; or (v) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal or state employment law or any federal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

(4) **Additional Representations and Promises**: I further acknowledge and agree that:

(a) To the extent any payments owed to me under this Agreement and Release, including the Plan Benefits, are subject to any withholdings, taxes, or deduction, SLM is authorized to make any such withholdings or deductions as required by law, and I will not be eligible for any additional payments in relation to such withholdings or deductions.

(b) I agree to return all SLM and Released Parties' property in my possession or control to them by no later than the Effective Date.

(c) I hereby acknowledge that to the extent I know or have reason to know of any illegal or potentially illegal conduct or activities involving SLM or that involves any false claims to the United States, I represent and warrant that I have disclosed such illegal or potentially illegal conduct or activities or false claims to the United States to SLM's General Counsel. I promise to cooperate fully in any investigation SLM undertakes into matters occurring during my employment with SLM. I understand that nothing in this Agreement and Release prevents me from cooperating with any investigation by any Government Agency (as defined below). In

addition, to the fullest extent permitted by law, I hereby irrevocably assign to the U.S. government any right I might have to any proceeds or awards in connection with any false claims' proceedings against SLM.

(d) If I breach any provision of this Agreement and Release, I agree that I will pay for all costs incurred by any of the Released Parties, including reasonable attorneys' fees, in defending against my claim and seeking to uphold my release.

(e) Unless disclosure is required under the Securities Exchange Act of 1934, including any regulations promulgated thereunder, I agree to keep the terms of this Agreement and Release completely confidential except as may be required or permitted by statute, regulation or court order. Notwithstanding the foregoing, I may disclose such information to my immediate family and professional representatives, so long as they are informed and agree to be bound by this confidentiality clause. This Agreement and Release shall not be offered or received in evidence in any action or proceeding in any court, arbitration, administrative agency or other tribunal for any purpose whatsoever other than to carry out or enforce the provisions of this Agreement and Release.

(f) I understand that SLM in the future may change employee benefits or pay. I understand that my job may be refilled.

(g) I have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which I might still be entitled to compensation or relief in the future. I have properly reported all hours that I have worked and I have been paid all wages, overtime, commissions, compensation, benefits, and other amounts that SLM or any of the Released Parties should have paid me in the past, other than with respect to any benefit plan termination or distributions authorized as of the date of the Agreement and Release.

(h) I intentionally am releasing claims that I do not know I might have and that, with hindsight, I might regret having released. I have not assigned or given away any of the claims that I am releasing.

(i) If SLM or I successfully assert that any provision in this Agreement and Release is void, the rest of the Agreement and Release shall remain valid and enforceable unless the other party to this Agreement and Release elects to cancel it. If this Agreement and Release is cancelled by me, I will repay the Plan Benefits I received for signing it.

(j) If I initially did not think any representation I am making in this Agreement and Release was true, or if I initially was uncomfortable making it, I resolved all my concerns before signing this Agreement and Release. I have carefully read this Agreement and Release, I fully understand what it means, I am entering into it knowingly and voluntarily, and all my representations in it are true. SLM would not have signed this Agreement and Release but for my promises and representations.

(k) The Plan Benefits shall be subject to any compensation adjustment, recoupment or clawback policy of SLM as may be in effect at such time, including, without limitation, SLM's Incentive Compensation Adjustment Policy (the "Adjustment Policy").

(5) **Arbitration of Disputes**: SLM and I agree to resolve any disputes we may have with each other through final and binding arbitration. For example, I am agreeing to arbitrate any dispute about the validity of this Agreement and Release or any discrimination claim, which means that an Arbitrator and not a court of law will decide issues of arbitrability and of liability with respect to any claim I may bring; provided, however, that SLM may pursue a temporary restraining order and/or preliminary injunctive relief, with expedited discovery where necessary, in a court of competent jurisdiction to protect common law or contractual trade secret or Confidential Information (as defined below) and to enforce the post-employment restrictions in Section (6). I also agree to resolve through final and binding arbitration any disputes I have with any other Released Party who elects to arbitrate those disputes under this subsection. Arbitrations shall be conducted by JAMS (also known as Judicial Arbitration & Mediation Services) in accordance with its employment dispute resolution rules. This agreement to arbitrate does not apply to government agency proceedings, but does apply to any lawsuit I might bring, including but not limited to any lawsuit related to a government agency proceeding. By agreeing to this Agreement and Release, I understand that I am waiving my right to a jury trial.

(6) **Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation**:

(a) Except as required or permitted by statute, regulation or court order, or pursuant to written consent given by SLM's General Counsel, I agree not to disclose to anyone else any of the information or materials which are proprietary or trade secrets of SLM or are otherwise confidential.

(b) Further, at all times during my employment and thereafter, including for the avoidance of doubt from the date of this Agreement and Release through the Effective Date, and after the Effective Date, except as required or permitted by statute, regulation or court order, or pursuant to written consent given by SLM's General Counsel, I agree not to disclose to anyone any of the Confidential Information or materials that are proprietary or trade secrets of SLM or are otherwise confidential. For purposes of this Agreement and Release, Confidential Information includes, but is not limited to: business processes, practices, methods, policies, plans, publications, documents, research, operations, strategies, techniques, agreements, contracts, transactions, negotiations, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, algorithms, technologies, records, systems, material, sources of material, financial information, accounting information, legal information, marketing information, pricing information, credit information, personnel information, vendor lists, developments, reports, internal controls, security procedures, graphics, market studies, product plans, designs, styles, models, ideas, audiovisual programs, inventions, original works of authorship, customer information, user IDs, passwords, information security, general business, operations, know-how, formulations, developments, new products, plans for future developments, computer code and/or design of proprietary systems, and information about costs, revenue, profits, markets, and sales. This list is merely illustrative and Confidential Information is not limited to the illustrations. Notwithstanding the foregoing, nothing in this Agreement and Release or otherwise limits my ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the "SEC"), or any other federal, state or local governmental agency or commission or self-regulatory organization (each such agency, commission or organization, a "Government Agency") regarding possible legal violations, without disclosure to SLM. SLM may not retaliate against me for any of these activities, and

nothing in this Agreement and Release requires me to waive any monetary award or other relief that I might become entitled to from the SEC or any Government Agency.

Pursuant to the Defend Trade Secrets Act of 2016, SLM and I acknowledge and agree that I shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, and without limiting the preceding sentence, if I file a lawsuit for retaliation by SLM for reporting a suspected violation of law, I may disclose the trade secret to my attorney and may use the trade secret information in the court proceeding, if I (X) file any document containing the trade secret under seal and (Y) do not disclose the trade secret, except pursuant to court order.

(c) Intellectual Property. I agree that all Inventions (as defined below) conceived of or made, produced or written by me alone or with others, whether or not during usual business hours, during the period of my employment by SLM, shall belong to SLM, unless specifically disclaimed by SLM, provided such Inventions grew out of my work with SLM or are related in any manner to the business actually engaged in or actively anticipated during my employment at SLM (i.e., if I invent a new lawn mower, SLM shall not own such invention because the invention did not grow out of my work with SLM and it is not related to SLM's actual or anticipated business).

For purposes of this Agreement, the term "**Inventions**" means any of the following materials and information (whether or not reduced to writing, whether or not patentable, whether or not reduced to practice, and all copyright and copyrightable material) which I discover, conceive of or develop, in whole or in part, either solely or jointly with others, as a direct or indirect result of my employment with SLM, in the course of my employment with SLM (in any capacity, whether employee, managerial, planning, sales, research, or otherwise) or through the use of any of SLM's facilities or resources (including, but not limited to, SLM's Trade Secrets): discoveries, improvements, processes, devices, designs, apparatus, practices, concepts, compositions, formulas, techniques, machines, articles of manufacture, methods (including business methods), product concepts and ideas, the nature and results of research and development activities, technical information on product or program performance and reliability, formulas, "know-how", computer programs, source code, object code, or specifications.

I hereby agree that all inventions, patents, and copyrights covered by this Agreement are and will be the sole property of SLM and SLM is free to use them in any way in its best interest. For instance, but without limitation, the rights enjoyed by SLM hereunder may be assigned, licensed, or sold without my consent at any time to any successor-in-interest of SLM, or to any parent, sister corporation, affiliate or subsidiary of SLM or any third party. SLM and its licensees, successors, and assigns (direct or indirect) are not required to designate me as an author of any Invention which is subject to this provision, when it is distributed, publicly or otherwise, or to secure my permission to change or otherwise alter its integrity.

I further agree that I will, if I have not yet already: (a) promptly and fully disclose such Inventions to SLM; (b) assign to SLM or its nominee for its sole use and benefit all my rights, title, and interest in and to such inventions for the United States and all foreign countries; and (c) sign and deliver promptly to SLM written instruments and give testimony or furnish other data as may be necessary or proper in the opinion of SLM to obtain, maintain and enforce patents and/or copyrights or assignments thereof (as applicable) for such inventions in the United States and all foreign countries. I hereby assign, sell,

transfer, and release to SLM all my right, title, and interest in and to each and every invention (and improvements therein and thereto) required to be disclosed by the terms of the Agreement. These obligations shall continue beyond the termination of my employment with respect to such inventions made or conceived by me during the period of my employment.

If any, attached to this Agreement as Schedule B is a complete list of any inventions, patented or unpatented, including brief descriptions thereof or title and dates and documents describing the invention, which I conceived or made prior to the employment by SLM and which I wish to exclude from this Agreement.

(d) Notwithstanding the foregoing, in consideration of the Plan Benefits and Other Consideration, I agree as follows: I shall not, directly or indirectly, provide Competing Services (as defined herein) for any person, trade or business that engages in a Competing Business (as defined herein) with SLM or its subsidiaries or affiliates during the course of my employment and for a period of twelve (12) months after the date of termination of my employment for whatever reason ("Non-competition Period"). **"Competing Services"** means owning, managing, operating, financing, working, consulting, advising, representing, or providing the same or similar services with or without compensation in any capacity as those I provided to SLM within the last two (2) years of my employment, including any role as director and/or officer, to any Competing Business. **"Competing Business"** means any person, trade or business, including any business unit of such person, trade or business, engaged in the origination, servicing, marketing, underwriting and/or sale/purchase of private education loans.

(e) In further consideration of the Plan Benefits and Other Consideration described above in this Agreement and Release, I agree that during for a period of twenty-four (24) months after the Effective Date ("Non-solicitation Period"), I shall not directly or indirectly solicit or encourage any employee of SLM with whom I communicated within the last year of my employment to leave the employ of SLM, or directly or indirectly hire any such employees. Further, during the Non-solicitation Period, I shall not, directly or indirectly, contact or accept business that SLM could otherwise perform from any of SLM's customers or prospective customers with whom I communicated within the last two (2) years of my employment.

(f) I further agree not to disparage, place in a false or negative light or criticize, or make false statements that may damage the reputation of, orally or in writing, SLM, its business practices, products, policies and services, decisions, directors, officers, employees, agents, representatives, advisors, the Released Parties, or any other entity or person covered by this Agreement and Release.

(g) I expressly agree that the markets served by SLM extend nationally are not dependent on the geographic location of the personnel or the businesses by which they are employed and that the restrictions set forth in this Section (6) have been designed to be reasonable and are no greater than are required for the protection of SLM and do not prevent me from earning a livelihood by working in positions that do not compete with SLM. In the event that a court shall determine that any provision of the Agreement and Release is unenforceable, the Parties shall request that the court construe this Agreement and Release in such a fashion as to render it enforceable and to revise time, geographic and functional limits to those minimum limits that the court believes are reasonable to protect the interests of SLM. I acknowledge and agree that this covenant has unique, substantial, and immeasurable value to SLM, that I have sufficient skills to provide a livelihood for me while this covenant remains in force, and that this covenant will not interfere with my ability to work consistent with my experience, training, and education. To

enable SLM to monitor compliance with the obligations imposed by this Agreement and Release, I further agree to inform in writing Sallie Mae's Executive Vice President, Human Resources of the identity of my subsequent employer(s) and my prospective job title and responsibilities prior to beginning employment. I agree that this notice requirement shall remain in effect for twenty-four (24) months following the termination of my employment.

(h) In the event that the Board of Directors of SLM or its successor reasonably determines that I have violated any of the post-employment restrictions of the Agreement and Release or if a court at my request determines that all or a substantial part of such restrictions are held to be unenforceable, I will return to SLM all payments made under the Plan Benefits and Other Consideration (less withholdings previously withheld by law). The illegality, unenforceability, or ineffectiveness of any provision of this Section (6) shall not affect the legality, enforceability, or effectiveness of any other provision of this Agreement and Release. Notwithstanding the confidentiality provisions identified in this Agreement and Release, I may disclose my SLM restrictive covenants to prospective employers and agree that SLM may provide a copy of this Agreement and Release to my prospective or future employers.

(7) **Review Period**: I hereby acknowledge (a) that I initially received a copy of the original draft of this Agreement and Release on or before March 1, 2023; (b) that I was offered a period of 45 calendar days to review and consider it; (c) that I understand I could use as much of the 45 calendar day period as I wish prior to signing; and (d) that I was strongly encouraged to consult with an attorney in writing before signing this Agreement and Release, and understood whether or not to do so was my decision. I waive any rights to further time to consider the Agreement and Release.

(8) **Revocation of Claims**: I understand that I may revoke the waiver of the Age Discrimination in Employment Act (ADEA) claims made in this Agreement and Release within seven (7) days of my signing. In the event that I revoke my waiver and release of claims under ADEA, this Agreement and Release shall not be effective or enforceable and I will not receive the Plan Benefits or Other Consideration described in Section (1) above. Revocation of claims can be made by delivering a written notice of revocation to William Wolf, Executive Vice President, Human Resources, Sallie Mae, 300 Continental Drive, Newark, DE 19713.

(9) **Acknowledgment**: I acknowledge that I have read and understand all of the provisions of this Agreement and Release. This Agreement and Release represents the entire agreement between the Parties concerning the subject matter hereof and shall not be altered, amended, modified, or otherwise changed except by a writing executed by both Parties. I understand and agree that this Agreement and Release, if not timely revoked pursuant to Section (8), is final and binding when executed by me. I sign this document freely, knowingly, and voluntarily. I acknowledge that I have not relied upon any representation or statement, written or oral, not set forth in this Agreement and Release. If any provision of this Agreement and Release is held by a court of competent jurisdiction or by an arbitrator to be unenforceable or contrary to law, the remainder of that provision and the remaining provisions of this Agreement and Release will remain in full force and effect to the maximum extent permitted by applicable law. If this Agreement and Release is held to be unenforceable or contrary to law as a result of an action I initiate, I agree to repay the Plan Benefits and Other Consideration identified in Section (1). This Agreement and Release is governed by federal laws and the laws of the State of Delaware.

(10) **Cooperation:** In addition, in consideration of the Plan Benefits and Other Consideration described above, I further agree to cooperate with SLM, its affiliates, and its legal counsel in any legal proceedings currently pending or brought in the future against SLM, including, but not limited to: (1)

participation as a witness; (2) drafting, producing, and reviewing documents; (3) assisting with interviews, depositions, discovery, hearings, and trial; and (4) contacting SLM. In the event I am requested, with reasonable notice, to travel as part of this litigation cooperation, SLM agrees to pay my reasonable out of pocket expenses. I am entitled to indemnification after termination of my employment subject to the provisions of the By-Laws, which limit indemnity in certain circumstances.

(11) **Execution and Delivery**: This Agreement and Release may be executed and delivered (including by electronic mail in portable document format (PDF), facsimile, or other electronic transmission) by the Parties in two or more counterparts, each of which is deemed to be an original, with all such counterparts constituting one and the same instrument, and all signatures need not appear on any one counterpart.

Before you sign this Agreement and Release, please read through each section and carefully consider it. SLM recommends that you discuss it with your personal attorney (any personal attorney fees are not covered under the terms of this Agreement and Release). You have up to 45 calendar days to consider this Agreement and Release. You may not make any changes to the terms of this Agreement and Release. By signing this Agreement and Release, you will be waiving any claims whether known or unknown.

D.D.P. Kennedy

Daniel Kennedy

27 Mar 2023

Date

William Wolf, Executive Vice President, Chief People Officer on behalf of SLM

30 MAR 2023

Date